Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, except for the restatement described in Note 13 to the consolidated financial statements, as to which the date is May 16, 2005, included in the Annual Report on Form 10-K/A for the year ended December 31, 2004 (not incorporated herein), relating to the financial statements and financial statement schedule, of SonicWALL, Inc., which appears in SonicWALL Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California
August 9, 2007